EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Net Cash as Defined by Merger Agreement Totals $51.3 Million at Quarter End

Hutchinson, Minn., April 27, 2016 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) (“HTI”) today reported net sales of $54.2 million for its fiscal 2016 second quarter ended March 27, 2016. Suspension assembly shipments for the quarter totaled 85.4 million compared with 106.6 million in the preceding quarter. Rick Penn, Hutchinson Technology’s president and chief executive officer, said that shipments were at the low end of the company’s expectations for the March quarter, which is typically a seasonally slower period for the disk drive industry and its suppliers.

Gross profit in the fiscal 2016 second quarter totaled $5.7 million, or 10.5% of net sales, compared with $11.7 million, or 18.3% of net sales in the preceding quarter. Gross profit declined sequentially due to the decreased volume, resulting in lower leverage of the company’s capacity and fixed costs.

The company reported a fiscal 2016 second quarter net loss of $9.6 million, or $0.28 per share. The net loss for the quarter included:

•	$900,000 of merger-related expenses;
•	$500,000 of severance costs related to a reduction of approximately 80 positions in Hutchinson, Minnesota, due in part to the company’s ongoing transition of high-volume assembly operations to Thailand; and
•	$360,000 of non-cash interest expense, partially offset by
•	a $700,000 foreign currency gain.

Excluding these items, the company’s net loss for the fiscal 2016 second quarter was $8.5 million, or $0.25 per share.

In the preceding quarter, the company reported a net loss of $5.3 million, or $0.16 per share. The net loss for the quarter included: $3.4 million of merger-related expenses; $590,000 of tax benefits related to recently enacted federal income tax legislation; $350,000 of non-cash interest expense; and a $30,000 foreign currency gain. Excluding these items, the company’s net loss for the fiscal 2016 first quarter was $2.1 million, or $0.06 per share.

Cash and investments at the end of the fiscal 2016 second quarter totaled $47.9 million, compared with $49.0 million at the end of the preceding quarter. Capital spending in the quarter totaled $3.2 million and is currently expected to total approximately $10 million for the fiscal year. As in the preceding quarter, there were no outstanding borrowings under the company’s revolving line of credit at the end of the fiscal 2016 second quarter.

The company’s net cash, as defined by its November 1, 2015 merger agreement with TDK Corporation (“TDK”), was $51.3 million at the end of the fiscal 2016 second quarter, compared with $49.9 million at the end of the preceding quarter. The company currently expects the transactions described in the merger agreement to be completed during the second calendar quarter of 2016. Under the terms of the merger agreement, TDK will acquire all of the outstanding shares of common stock of HTI for base consideration of $3.62 per share, plus additional consideration of up to $0.38 per share, depending on the level of net cash held by HTI as of the measurement date, as defined in the merger agreement. The full amount of additional consideration would be realized if the company’s net cash equals or exceeds $35 million as of the measurement date.

For its fiscal 2016 third quarter, the company currently expects its suspension assembly shipments to range from 80 million to 90 million. Average selling price in the fiscal third quarter is expected to be flat to up slightly, depending on the mix of products shipped, compared with 57 cents in the preceding quarter. Gross profit is expected to be about flat with the fiscal 2016 second quarter. “With demand likely to remain soft in our third quarter, we are giving priority to containing costs and maximizing our cash balance as we work to conclude our merger with TDK,” said Penn.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company's products, pricing, production costs, operating performance, capital spending, financial results and the completion of the transactions contemplated by the company’s merger agreement with TDK. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs, the company’s inability to consummate the transactions contemplated by the company’s merger agreement with TDK due to the failure to satisfy conditions to its completion and other risks to consummation of the transaction and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 27,	March 29,	March 27,	March 29,
	2016	2015	2016	2015
Net sales	$54,160	$62,359	$118,087	$134,782
Cost of sales	48,448	56,097	100,654	117,056
Gross profit	5,712	6,262	17,433	17,726

Research and development expenses	5,602	7,097	11,459	13,139
Selling, general and administrative expenses	5,905	5,848	11,112	11,833
Merger-related expenses	938	-	4,375	-
Severance and site consolidation expenses	503	-	503	159
Loss from operations	(7,236)	(6,683)	(10,016)	(7,405)

Other income (expense), net	937	267	1,088	(288)
Loss on extinguishment of long-term debt	-	-	-	(4,318)
Interest income	20	15	32	19
Interest expense	(3,359)	(3,270)	(6,642)	(7,723)
Loss before income taxes	(9,638)	(9,671)	(15,538)	(19,715)

(Benefit) provision for income taxes	(10)	32	(613)	(113)

Net loss	$(9,628)	$(9,703)	$(14,925)	$(19,602)

Basic loss per share	$(0.28)	$(0.29)	$(0.44)	$(0.61)

Diluted loss per share	$(0.28)	$(0.29)	$(0.44)	$(0.61)

Weighted-average common shares outstanding	33,905	33,270	33,790	31,910

Weighted-average diluted shares outstanding	33,905	33,270	33,790	31,910

Hutchinson Technology Incorporated

Condensed Consolidated Balance Sheets - Unaudited

(In thousands, except shares data)

	March 27,	September 27,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$47,434	$39,454
Short-term investments - restricted	506	965
Trade receivables, net	8,046	15,860
Other receivables	1,814	2,707
Inventories	37,242	40,148
Other current assets	3,231	3,588
Total current assets	98,273	102,722
Property, plant and equipment, net	123,808	134,509
Other assets	3,686	4,281
Total assets	$225,767	$241,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$86,874	$3,000
Current portion of capital lease obligation	2,259	2,188
Accounts payable	15,209	19,877
Accrued compensation	9,809	9,388
Accrued expenses and other	7,438	4,239
Accrued interest	2,785	2,838
Total current liabilities	124,374	41,530
Long-term debt, net of discount	37,500	122,156
Capital lease obligation	3,276	4,220
Other long-term liabilities	3,171	2,731
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 33,915,000 and 33,540,000
issued and outstanding	339	335
Additional paid-in capital	452,830	452,165
Accumulated other comprehensive loss	(3,482)	(4,309)
Accumulated loss	(392,241)	(377,316)
Total shareholders' equity	57,446	70,875
Total liabilities and shareholders' equity	$225,767	$241,512

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Cash Flows - Unaudited

(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 27,	March 29,
	2016	2015
Operating activities:
Net loss	$(14,925)	$(19,602)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	14,559	16,419
Stock-based compensation	636	661
(Gain) loss on disposal of assets	(418)	39
Non-cash interest expense	718	1,290
Loss on extinguishment of debt	-	4,318
Severance and site consolidation expenses	387	(27)
Changes in operating assets and liabilities	11,676	15,599
Cash provided by operating activities	12,633	18,697

Investing activities:
Capital expenditures	(4,582)	(14,505)
Proceeds from sale / leaseback of equipment	707	2,408
Change in restricted cash	32	(974)
Purchases of marketable securities	(506)	(965)
Sales / maturities of marketable securities	965	965
Cash used for investing activities	(3,384)	(13,071)

Financing activities:
Proceeds from issuance of common stock	33	60
Repayments of capital lease	(1,288)	(1,113)
Repayments of revolving credit line	(29,752)	(76,523)
Proceeds from revolving credit line	29,752	66,990
Repayments of debt	(1,500)	(39,822)
Proceeds from private placement of debt	-	37,500
Proceeds from term loan	-	15,000
Debt refinancing costs	-	(3,175)
Cash used for financing activities	(2,755)	(1,083)

Effect of exchange rate changes on cash	1,486	114

Net increase in cash and cash equivalents	7,980	4,657

Cash and cash equivalents at beginning of period	39,454	37,939

Cash and cash equivalents at end of period	$47,434	$42,596

Hutchinson Technology Incorporated

Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 27,	December 27,	March 29,
	2016	2015	2015
Net loss - GAAP	$(9,628)	$(5,297)	$(9,703)
Subtract foreign currency gain	(713)	(33)	(139)
Subtract tax benefit	-	(589)	-
Add foreign currency loss	-	-	-
Add non-cash interest expenses	364	354	431
Add merger-related expenses	938	3,437	-
Add site consolidation and severance expenses	503	-	-
Net loss - Adjusted	$(8,536)	$(2,128)	$(9,411)

Net loss per common share – GAAP:

Basic loss income per share	$(0.28)	$(0.16)	$(0.29)
Diluted loss income per share	$(0.28)	$(0.16)	$(0.29)

Net loss per common share – Adjusted:

Basic loss per share	$(0.25)	$(0.06)	$(0.28)
Diluted loss per share	$(0.25)	$(0.06)	$(0.28)

Weighted average common and common equivalent shares outstanding:

Basic	33,790	33,674	33,267
Diluted	33,790	33,674	33,267

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.